Exhibit 99.3

One & Two BriarLake Plaza Houston, TX Bank of America Plaza Charlotte, NC 1 COMPANY PRESENTATION July 2015

This presentation contains forward-looking statements, including discussion and analysis of the financial condition of us and our subsidiaries and other matters. These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on their knowledge and understanding of our business and industry. Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “objectives,” “strategies,” “goals,” and variations of these words and similar expressions are intended to identify forward-looking statements. We intend that such forward-looking statements be subject to the safe harbor provisions created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. We caution you not to place undue reliance on forward-looking statements, which reflect our management's view only as of the date of this presentation. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. Factors that could cause actual results to differ materially from any forward-looking statements made in the presentation include but are not limited to: (i) market and economic challenges experienced by the U.S. economy or real estate industry as a whole and the local economic conditions in the markets in which our properties are located; (ii) our ability to renew expiring leases and lease vacant spaces at favorable rates or at all; (iii) the inability of tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; (iv) the availability of cash flow from operating activities to fund distributions and capital expenditures; (v) our ability to raise capital in the future by issuing additional equity or debt securities, selling our assets or otherwise to fund our future capital needs; (vi) our ability to strategically acquire or dispose of assets on favorable terms; (vii) our level of debt and the terms and limitations imposed on us by our debt agreements; (viii) our ability to retain our executive officers and other key personnel; (ix) our ability to successfully transition to directly providing certain property management and administrative services in connection with the termination of our property management agreement and our administrative services agreement; (x) unfavorable changes in laws or regulations impacting our business or our assets; (xi) our ability to complete the listing of our shares of common stock on a national securities exchange in a timely manner or at all; (xii) our ability to complete an issuer tender offer in a timely manner or at all; (xiii) the price at which shares of our common stock may trade on a national securities exchange, which may be higher or lower than the purchase price in the tender offer; and (xiv) factors that could affect our ability to qualify as a real estate investment trust. The forward-looking statements should be read in light of these and other risk factors identified in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2014, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, as filed with the Securities and Exchange Commission (the “SEC”). This presentation is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any of our securities. The tender offer will be made only pursuant to an offer to purchase, letter of transmittal and related materials that the Company intends to distribute to its stockholders and file with the SEC. The full details of the tender offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal and other related materials, which we will distribute to stockholders and file with the SEC upon commencement of the tender offer. Stockholders are urged to read the offer to purchase, the letter of transmittal and other related materials when they become available because they will contain important information, including the terms and conditions of the tender offer. Stockholders may obtain free copies of the offer to purchase, the letter of transmittal and other related materials that we file with the SEC at the SEC’s website at www.sec.gov or by calling the information agent for the contemplated tender offer, who will be identified in the materials filed with the SEC at the commencement of the tender offer. In addition, stockholders may obtain free copies of our filings with the SEC from the our website at www.tierreit.com. The modeling, projections, analyses, and other forward-looking information prepared by CoStar Portfolio Strategy, LLC (“CoStar”) and presented herein are based on financial and other information from public and proprietary sources, as well as various assumptions concerning future events and circumstances that are speculative, uncertain and subject to change without notice. Actual results and events may differ materially from the projections presented. All CoStar materials set forth herein (“CoStar Materials”) speak only as of the date referenced and may have materially changed since such date. CoStar does not purport that the CoStar Materials herein are comprehensive, and, while they are believed to be accurate, the CoStar Materials are not guaranteed to be free from error, omission or misstatement. CoStar has no obligation to update any of the CoStar Materials included in this document. All CoStar Materials are provided “as is,” without any guarantees, representations or warranties of any kind, including implied warranties of merchantability, non-infringement, title and fitness for a particular purpose. To the maximum extent permitted by law, CoStar disclaims any and all liability in the event any CoStar Materials prove to be inaccurate, incomplete or unreliable. CoStar does not sponsor, endorse, offer or promote an investment in the securities of TIER REIT, Inc. You should not construe any of the CoStar Materials as investment, tax, accounting or legal advice. 2 Forward-Looking Statements

3 Presenters Presenter Title Years of experience Real estate Public company Joined TIER REIT Scott W. Fordham CHIEF EXECUTIVE OFFICER AND PRESIDENT 24 20 2008 Dallas E. Lucas CHIEF FINANCIAL OFFICER AND TREASURER 30 25 2014 William J. Reister CHIEF INVESTMENT OFFICER AND EXECUTIVE VICE PRESIDENT 29 20 2009 On average, over 27 years of real estate and over 21 years of public company experience

NYSE ticker: TIER Listing date on NYSE: Anticipated listing to occur the week of July 20, 2015 Reverse stock split: 1-for-6 effected on June 2, 2015, resulting approximately 50 million shares outstanding in Distribution: $0.72 per share annualized distribution No “lock up”: Shares will be freely tradable; management will not sell shares in connection with the listing Tender offer: Upon listing, we expect to commence a tender offer targeting approximately 5% of total shares outstanding 4 Important Features of the Listing

Management team with public REIT experience hired at the conclusion of capital raise in 2008 and post-investment phase to position company for a liquidity event Market conditions in 2009 provided a suboptimal backdrop for a liquidity event leading to the implementation of a strategic plan focused on repositioning the portfolio and strengthening the balance sheet for future growth Transitioned to self-management Reduced geographic footprint from 32 to 15 markets1 Reduced leverage from 69.3% to 39.5%2 1 Pro forma for disposition of Fifth Third Center (Columbus) 2 Leverage based on net debt divided by total market capitalization; assumes a share price based on estimated NAV of $4.25 per share as of 2Q’10 and $4.48 per share as of 4Q’14, respectively, both established with third party valuation firm (estimated per share value prior to the 1-for-6 reverse stock split effected on June 2) 5 Demonstrated Track Record of Change

 High-quality, Class A office portfolio 10.4mm square feet across 31 properties 88.4% occupied with well-staggered lease maturities Diverse tenant base and only 3.2% of net rentable area represented by energy tenants expiring prior to 2019 Focused strategy targeting markets with attractive long-term fundamentals Acquire, develop, and operate best-in-class office properties in our 7 target growth markets1 TIER1 Submarkets – primarily urban and amenity-rich locations in proximity to executive housing that disproportionately benefit from employment growth Strategic repositioning plan substantially complete Exited 17 non-strategic markets Reduced leverage from ~70% to ~40% and borrowing cost by ~130 bps2 Recycled approximately $160 million of capital into targeted growth markets Significant identifiable growth potential Approximately 39% cash NOI growth potential through 20173 Weighted-average in place rents ~6% below market $600 million of capital from remaining non-strategic properties to be redeployed into target growth markets Flexible balance sheet On track to achieve 7.0x net debt to EBITDA and pursue investment grade rating Well-staggered debt maturity profile with a weighted average remaining term of 4 years $225 million of existing investment liquidity4,5,6 Experienced management team and strong corporate governance On average, over 25 years of industry experience and three successful office REIT IPOs7 Non-executive Chairman and five of eight board members are independent 1 Target growth markets include Atlanta, Austin, Charlotte, Dallas, Denver, Houston, and Nashville 2 Leverage based on net debt divided by total market capitalization; assumes a share price based on estimated NAV of $4.25 per share as of 2Q’10 and $4.48 per share as of 4Q’14, respectively, both established with third party valuation firm (estimated per share value prior to the 1-for-6 reverse stock split effected on June 2) 3 See slide 21, Capture Embedded Growth, for additional detail 4 Represents portfolio and capital structure pro forma as of March 31, 2015 for the completed dispositions of United Plaza (Philadelphia), 1650 Arch (Philadelphia) and Fifth Third Center (Cleveland), and contribution of 90% of Washington, D.C. assets (1325 G Street and Colorado Building) into a new joint venture subsequent to quarter end and pending disposition of Fifth Third Center (Columbus) 5 Pro forma for a $275mm term loan swapped to fixed rate of 3.67% that was used to repay $150mm of mortgage debt on Bank of America Plaza in Charlotte and $125mm of mortgage debt on Terrace Office Park in Austin 6 Includes $159mm of cash and $66mm of availability under the revolving credit facility. See slide 47 for further detail 7 Includes Crescent Real Estate Equities, Maguire Properties and Prentiss Properties Trust 6 Three Eldridge Houston, TX Burnett Plaza Fort Worth, TX Bank of America Plaza Charlotte, NC Key Investment Highlights

7 High-Quality, Class A Office Portfolio

TIER REIT

High-Quality, Class A Office Portfolio



MN
CO
IL
PA
MD
NJ
D.C.
KY
CA
TN
NC
GA
TX
FL
Target Growth Markets
Other Institutional Markets
Short-term Value Creation Markets
Non-strategic Markets

Market composition

NOI breakdown pro forma 3/31/15[1]



Non-strategic markets, 28%
Target growth markets, 60%
Short-term value creation markets, 9%
Other institutional markets, 3%

Portfolio breakdown: Top 10 tenants[2]

Tenant	Gross rental revenue ($mm)	% of total rent	Square feet	% of total leased	Wt. avg remaining term	Credit ratings[3]
BP Amoco	$15,254	6%	389	4%	3.2	A2 / A
U.S. Government	12,086	5%	510	6%	4.6	Aaa / AA+
Bank of America	10,682	4%	476	5%	3.7	Baa1 / A-
Apache	8,347	3%	210	2%	9.6	Baa1 / A-
Samsung Engineering	6,780	3%	161	2%	11.7	A1 / A+
infor	6,254	2%	240	3%	5.1	B3 / B
	6,051	2%	190	2%	5.8	Ba3 / B+
	4,967	2%	219	2%	5.1	NR
	4,519	2%	184	2%	7.9	NR
AmeriCredit	4,491	2%	195	2%	10.6	NR
Total	$79,431	32%	2,774	30%	5.8	

- Diversified portfolio of 31 properties totaling 10.4mm square feet located in 15 markets[1]
- Increased 1st quarter 2015 year-over-year same-store cash NOI by 7.1%
- Increased 1st quarter 2015 year-over-year same-store occupancy by 340 bps to 88.4%
- Strong historical tenant retention of 72% over the last 5 quarters[4]

31 office properties comprising 10.4mm square feet

[1] Represents portfolio and capital structure pro forma as of March 31, 2015 for the completed dispositions of United Plaza (Philadelphia), 1650 Arch (Philadelphia) and Fifth Third Center (Cleveland), and contribution of 90% of Washington, D.C. assets (1325 G Street and Colorado Building) into a new joint venture subsequent to quarter end and pending disposition of Fifth Third Center (Columbus); See slide 14, Focused Investment Strategy, for additional detail
[2] Pro forma for Disney lease at Buena Vista and for the AmeriCredit lease at Burnett Plaza; both signed in 2Q15
[3] Ratings based on Moody's and Standard & Poor's
[4] Tenant retention percentage based on renewals plus expansions divided by expiring space

8

TIER REIT

Texas Portfolio Overview

Portfolio facts

High-quality, Class A portfolio consisting of over 4mm square feet and 45% of NOI as of 3/31/15[1]

Houston:
- Two recently developed properties in Westchase and the Energy Corridor
- Asset quality and location command net rents in excess of market
- Only 64K sq. ft. of energy-related tenants expiring in 2015 or 2016

Dallas / Fort Worth:
- Burnett Plaza awarded International TOBY in 2014
- Recently acquired 5950 Sherry Lane in prestigious, amenity-rich Preston Center submarket
- No energy-related tenants expiring in 2015 or 2016

Austin:
- Strategically located in Southwest submarket
- Diversified tenant base with limited exposure to technology and energy sector
- No energy-related tenants expiring in 2015 or 2016

Portfolio strategy

- Focused on expanding presence in **TIER1** Submarkets exhibiting strong economic fundamentals with long-term leasing opportunities

Houston


One & Two BriarLake Plaza


Three Eldridge

- 8 buildings
- 2.2mm square feet
- $35.01 gross rent PSF
- 97% occupancy
- In-place rents ~10% below market

Dallas / Fort Worth


Burnett Plaza


5950 Sherry Lane

- 4 buildings
- 1.4mm square feet
- $24.10 gross rent PSF
- 83% occupancy
- In-place rents ~3% below market

Austin


Terrace Office Park


Terrace Office Park

- 4 buildings
- 0.6mm square feet
- $35.97 gross rent PSF
- 93% occupancy
- In-place rents ~8% below market

Note: Annualized base rent per square foot and occupancy excludes Two BriarLake Plaza (Houston)

[1] Represents 1Q'15 annualized GAAP NOI pro forma as of March 31, 2015 for the completed dispositions of United Plaza (Philadelphia), 1650 Arch (Philadelphia) and Fifth Third Center (Cleveland), and contribution of 90% of Washington, D.C. assets (1325 G Street and Colorado Building) into a new joint venture subsequent to quarter end and pending disposition of Fifth Third Center (Columbus)

9

opportunity to acre land parcel Note: Gross rent per square foot and occupancy excludes Hurstbourne Plaza (Louisville) 1 As of 3/31/15 10 Long-term operating track record in each of our markets Number of Buildings 2 1 11 3 1 Square Feet (mm) 0.6 0.9 1.1 0.4 0.1 Gross Rent per Square Foot1 $21.84 $23.79 $18.95 $17.58 $25.75 Occupancy1 83% 89% 91% 91% 100% Select Highlights Capital commitments and BOMA 360 performance designation with ENERGY STAR® standards In-place rents ~8% below market Landmark office tower on corner of Trade and Tryon (“Main and Main”) with embedded value creation opportunity In-place rents ~16% below market Class A portfolio including mixed use redevelopment on 6.1 acres of land Increased occupancy from 78% to 91% since 2012 In-place rents at market Centrally located with ~50% of property leased to State of Tennessee through 2029 In-place rents ~3% below market Long-term lease with Fortune 500 company accompanied by develop adjacent 5.2 In-place rents at market Tampa 5104 Eisenhower Nashville MetroCenter Louisville One Oxmoor Place Charlotte Bank of America Plaza Atlanta Paces West Southeast Portfolio Overview

TIER REIT

Industry Recognized Operational Excellence

Own and manage high-quality and environmentally-designed assets

- Burnett Plaza received the international TOBY award as Outstanding Building of the Year for 2013-2014 and Sustainability Award at the Downtown Fort Worth, Inc. Annual Meeting and Trailblazer Award ceremony

Commitment to improve energy and resource efficiencies to reduce operating costs and uphold commitment to social responsibility

- 34 ENERGY STAR certified buildings and 12 LEED certified properties
- 40% increase in number of EPA ENERGY STAR certified buildings over past 5 years

Industry recognized operational excellence

- 27 BOMA 360 properties and 7 TOBY award winners
- Highest percentage of BOMA 360 designations among U.S. REITs

Bank of America Plaza
Charlotte, NC



Burnett Plaza
Dallas / Fort Worth, TX



One & Two BriarLake Plaza
Houston, TX



One, Two & Three Eldridge
Houston, TX



11

Portfolio lease maturities (excl. Houston) 1,2 Houston lease maturities 1,2 38.6% 0.6% 0.6% 2015 2016 2017 2018 2019 2020 2021 2022+ 1 Pro forma as of March 31, 2015 for the completed dispositions of United Plaza (Philadelphia), 1650 Arch (Philadelphia) and Fifth Third Center (Cleveland), and contribution of 90% of Washington, D.C. assets (1325 G Street and Colorado Building) into a new joint venture subsequent to quarter end and pending disposition of Fifth Third Center (Columbus) 2 Schedule is pro forma for execution of leases at Buena Vista, MetroCenter and Woodcrest Corporate Center subsequent to March 31, 2015 3 Represents expiring annualized gross rent per square foot 12 Total SF expirations (000s) 5095971,1435801,3089885613,573 Cash gross rent per sq. ft. expiring3 $28.50$27.90$29.93$29.66$29.43$28.64$30.53$29.44 12.3%14.1% 6.6% 32.0% 3.7% 10.7% 5.5%6.4% 4.1% 6.3% 10.4% 3.0% 6.1% 8.2% 7.7% 5.9% 5.6% 2.3% 4.0% 3.7% Well-Staggered Lease Maturities

13 Focused Investment Strategy

targeted growth markets Target Growth Markets – Targeting high growth markets of Atlanta, Austin, Charlotte, Dallas, Denver, Houston and Nashville for expansion through acquisition and development of best-in-class properties Other Institutional Markets – Presence and significant experience in Southern California and Washington D.C. provide opportunities to diversify risk and enhance returns over the long-term Short-term Value Creation Markets – Ability to capitalize on short-term value creation opportunities in our existing markets of Louisville and Tampa Source: Moody’s Analytics; CoStar Portfolio Strategy, as of 1Q’15 Population and local GDP growth above the national average supporting amenity-rich environments attractive to the changing demographics of the labor force Historical rent growth driving significant mark-to-market rent spreads providing potential outsized income growth and development opportunities Highly educated and growing workforce with a significant Millennial population providing dynamic companies access to talented employment pools 14 Key attributes of target growth markets We target TIER1 Submarkets – primarily urban and amenity-rich locations in proximity to executive housing that disproportionately benefit from employment growth Strong forecasted job growth in Investment thesis Focused Investment Strategy

TIER REIT

Focused Investment Strategy

Forecasted job growth office-users ('15–'19)[1]

Cumulative % change
2015 to 2019 by metro area


Target growth markets
17%
14%
13%
13%
12%
11%
5%
10.3%
Austin
Dallas / Fort Worth
Houston
Nashville
Atlanta
Charlotte
Denver

Forecasted population gain ('15-'19)


U.S. average (excluding target growth markets)
15%
11%
11%
10%
10%
7%
7%
4.7%
Austin
Charlotte
Atlanta
Dallas / Fort Worth
Houston
Denver
Nashville

Outperforming the nation

Source: Moody's Analytics; CoStar Portfolio Strategy, as of 1Q'15
[1] Represents forecasted job growth for office-using employment only

15

16 Strategic Repositioning Plan

TIER REIT

Strategic Repositioning Timeline

May 2008
- Scott Fordham joins the Company to build go-forward management team and position for liquidity event
- Portfolio consisted of $4.2bn of assets, 75 office properties (23.8mm sq. ft.) across 24 states and 36 markets

September 2012
- Board approves the internalization of executive and asset management
- Plans announced for the development of a 332,000 sq. ft. office tower at BriarLake Plaza in Houston

May & July 2014
- Scott Fordham is named CEO and Dallas Lucas is hired as CFO
- Scott Fordham and Richard Gilchrist are added to the Board of Directors

Oct. 2014 – June 2015
- Sold ~$830mm of non-strategic properties, reducing number of markets to 15 and leverage to 39.5%[4]
- Closed acquisition of 5950 Sherry Lane (Dallas, TX) through an off-market swap transaction

2Q'15
- Tom Herzog added to the Board of Directors[5]
- Reinstated distributions
- Richard Gilchrist named Chairman of the Board



2008
2009
2010
2011
2012
2013
2014
2015

August 2010
- Company implements strategic repositioning plan to exit distressed properties and non-strategic markets, focusing on fewer markets and deleveraging the balance sheet from 69.3%[1]

Nov. & Dec. 2013
- Sold 10 & 120 S. Riverside Plaza and 200 S. Wacker, reducing leverage to 54.2%[2]

Nov. & Dec. 2014
- Retained advisors to assist management and board in evaluation of strategic alternatives
- Credit facility and new term loan totaling $475mm closes
- Leverage of 48.6% as of 12/31/14[3]

June 2015
- Closed new $275mm 7-year term loan
- Acquired two development sites in Austin and Dallas
- Fully internalized property management[6]

3Q'15
- Planned listing of the stock on a national securities exchange

☑ **Sharpened geographic focus**

☑ **Strengthened balance sheet**

☑ **Strategically redeployed capital**

Note: Estimated per share value prior to the 1-for-6 reverse stock split effected on June 2

[1] Leverage metric based on net debt divided by total market capitalization; assumes a share price based on estimated NAV of $4.25 per share as of 2Q'10 established with third party valuation firm

[2] Leverage metric based on net debt divided by total market capitalization; assumes a share price based on estimated NAV of $4.20 per share as of 4Q'13 established with third party valuation firm

[3] Leverage metrics based on net debt divided by total market capitalization; assumes a share price based on estimated NAV of $4.48 per share as of 4Q'14 established with third party valuation firm

[4] Pro forma as of March 31, 2015 for the completed dispositions of United Plaza (Philadelphia), 1650 Arch (Philadelphia) and Fifth Third Center (Cleveland), and contribution of 90% of Washington, D.C. assets (1325 G Street and Colorado Building) into a new joint venture subsequent to quarter end and pending disposition of Fifth Third Center (Columbus); leverage metrics based on net debt divided by total market capitalization; assumes a share price based on estimated NAV of $4.48 per share as of 4Q'14 established with third party valuation firm

[5] Tom Herzog was appointed to the board in April 2015

17

TIER REIT

Repositioning the Company for Long-term Success

Sharpened geographic focus

- ☑ Disposed of 13.8 million square feet of non-strategic assets
- ☑ Reduced geographic footprint from 32 to 15 markets
- ☑ Increased NOI from strategic properties from 36%[1] to 72%[2] of portfolio

Strengthened balance sheet

- ☑ Reduced leverage from 69.3% to 39.5%[3]
- ☑ Extended and staggered debt maturities
- ☑ Reduced weighted-average cost of debt from 5.6% to 4.3%
- ☑ Reduced non-prepayable mortgages from 95% to 44% of total debt

Strategically redeployed capital

- ☑ Completed development of 332,000 square foot class A office building in August 2014
- ☑ Acquired 5950 Sherry Lane in Preston Center submarket of Dallas in December 2014
- ☑ Acquired two office development parcels planned for approximately 880,000 net rentable square feet in June 2015
- ☑ Pursuing ~$200 million of new investment properties in target growth markets[4]

Note: Pro forma as of March 31, 2015 for the completed dispositions of United Plaza (Philadelphia), 1650 Arch (Philadelphia) and Fifth Third Center (Cleveland), and contribution of 90% of Washington, D.C. assets (1325 G Street and Colorado Building) into a new joint venture subsequent to quarter end and pending disposition of Fifth Third Center (Columbus)

[1] Based on 3Q'10 annualized GAAP NOI and includes properties in Atlanta, Austin, Charlotte, Dallas, Denver, Houston, Los Angeles, Louisville, Nashville, Tampa and Washington, D.C.

[2] Based on 1Q'15 annualized GAAP NOI and includes properties in Atlanta, Austin, Charlotte, Dallas, Houston, Los Angeles, Louisville, Nashville, Tampa, and Washington, D.C.

[3] Leverage based on net debt divided by total market capitalization; assumes a share price based on estimated NAV of $4.25 per share as of 2Q'10 and $4.48 per share as of 4Q'14, respectively, both established with third party valuation firm (estimated per share value prior to the 1-for-6 reverse stock split effected on June 2)

[4] Currently in due diligence; we make no guarantee that the planned investments will close or as to the timing or terms of any investments

18

TIER REIT

Positioned for Growth

Capture embedded growth	Target completion
❑ Increase same-store occupancy to 92%[1]	2017
❑ Achieve 3-year annual cash net operating income growth rate of 8%	2014-2017
❑ Achieve full coverage of dividend	2016

Strategically redeploy capital	Target completion
❑ Complete $100-200 million of new investments	2015-2016
❑ Recycle $600 million of non-strategic assets into target growth markets[2]	2017
❑ In a disciplined manner, and subject to market conditions and pre-leasing, initiate development projects in target growth markets	2016

Reposition balance sheet	Target completion
❑ Achieve investment grade debt rating	2017

[1] Same-store portfolio includes Atlanta, Austin, Burbank, Charlotte, Dallas/Fort Worth, Houston, Louisville, Nashville, and Tampa

[2] See slide 22, Future Dispositions of Non-Strategic Assets, for additional detail

19

20 Significant Identifiable Growth Potential

TIER REIT

Capture Embedded Growth 2014 – 2017E ($mm)



14-17E: ~39% NOI growth potential (12% CAGR)
$119.2
$9.6
$11.8
$6.5
$18.5
$165.6
Contractual
2014 cash NOI¹
Free rent burn off
Contractual rent increase
Property management fee savings
Lease up to 92% stabilization⁴
Potential 2017E cash NOI

Market	Remaining Lease Up to 92%	Net Rent Per Square Foot[2]
Chicago	248,058	$23.78
Houston	187,253	29.82
Dallas/Fort Worth	143,640	19.11
Louisville	52,682	13.63
Nashville	35,578	13.61
Subtotal	**667,211**	**$23.13**
Other[3]	109,956	$19.90
Total	**777,167**	**$22.67**

Significant growth potential will further improve leverage metrics

The NOI growth forecasted in this analysis may not be realized, and our actual NOI may vary significantly from that presented above. The above estimates reflect the portfolio of assets currently owned, and these assets may be disposed in order to redeploy capital in other markets and at other yields. No assumption is made about future acquisitions. Our estimates above contain assumptions related to leasing potential, margins, and other estimates that may not reflect future conditions. Refer to the "Forward-Looking Statements" discussion in this presentation for discussion about such business, economic, regulatory, or other risks that could significantly impair our ability to achieve the results estimated above. We make no guarantee that the results above will be achieved, and users should not place undue reliance on this analysis.

Note: Represents total portfolio pro forma as of March 31, 2015 for the completed dispositions of United Plaza (Philadelphia), 1650 Arch (Philadelphia) and Fifth Third Center (Cleveland), and contribution of 90% of Washington, D.C. assets (1325 G Street and Colorado Building) into a new joint venture subsequent to quarter end and pending disposition of Fifth Third Center (Columbus)

[1] 2014 cash NOI is pro forma for annualized income of 5950 Sherry Lane (Dallas), acquired December 2014; excludes assets disposed of during 2014 and 2015 and pro forma for the asset sales noted above

[2] Net rent per square foot represents an assumed 75% operating margin on gross rent per square foot for each respective market

[3] Includes properties in Atlanta, Charlotte, Cherry Hill, NJ, Philadelphia, St. Paul, and Washington, D.C. (TIER REIT retains 10% ownership post-D.C. joint venture)

[4] Also includes $0.4mm mark-to-market rent increase and $0.4mm pro forma adjustment for individual lease up to 92% occupancy stabilization of Terrace VI (84% occupied at 12/31/14); we cannot guarantee whether we will be able to execute the assumed leases or the timing or terms thereof

21

1 Square footage reflects TIER REIT’s ownership at pro rata share 2 Weighted average based on square feet 22 FOUR40 Chicago, IL Lawson Commons St. Paul, MN Wanamaker Building Philadelphia, PA 500 East Pratt Baltimore, MD Three Parkway Philadelphia, PA Woodcrest Corporate Center Cherry Hill, NJ Disposition pipeline Property Market Square feet (000s)1 Occupancy as of 3/31/15 Target date Over $600mm capital for redeployment Wanamaker Building Philadelphia, PA 834 96% 2015 Lawson Commons St. Paul, MN 436 89% 2015 111 Woodcrest Road Woodcrest Corporate Center Cherry Hill, NJ 53 333 85% 93% 2015 Three Parkway Philadelphia, PA 561 94% 2016 500 East Pratt Baltimore, MD 280 98% 2017 FOUR40 Chicago, IL 1,041 68% 2017 Total: 7 properties 3,538 86%2 Future Dispositions of Non-Strategic Assets

Strict underwriting criteria Acquisitions must meet our strategic objectives Focused on our seven target growth markets Acquired a controlling ownership interest in a development site planned for a 311,000 square foot office building in the Austin CBD Acquired a controlling ownership interest in a development site planned for two office buildings aggregating 570,000 square feet located in the Upper Tollway submarket of Dallas Remaining investment pipeline currently under due diligence Note: Current investment pipeline is excluded in the presentation’s portfolio and financial metrics 1 Currently under due diligence; we make no guarantee that the planned investments will close; Note: Austin CBD development site ($8.5mm ) and Legacy Town Center development site ($6.2mm) closed in June 2015 23 Current pipeline (~$200 million)1 Disciplined approach Investment Pipeline

24 Flexible Balance Sheet

TIER REIT

Commitment to a Strong Balance Sheet

Strategy and focus

Commitment to repositioning the balance sheet

- ❑ Minimize cost of capital
- ❑ Maintain access to multiple sources of debt and equity capital
- ❑ Operate at conservative leverage levels, with solid credit metrics
- ❑ Achieve investment grade debt rating

Capital structure as of 3/31/15 ($mm)[1,2]



22%
22%
56%

Mortgage debt	$514
Secured term loan	525
Secured line of credit	-
Total debt	**$1,039**
Equity value[3]	1,349
Total market cap.	**$2,388**

Total market capitalization: $2,388

Credit statistics	Pro forma 3/31/15	Targets 2017
Net debt / Annualized adj. EBITDA[4]	8.1x	7.0x
Net debt / Total market cap.	39.5%	<45%
Secured debt / Gross assets	24.2%	<20%
Fixed charge coverage[1,2]	1.9x	>3.0x
Weighted average interest rate[1,2]	4.3%	–
Liquidity (cash + facility capacity)[1,2,5]	$225mm	–

Note: Assumes cash on hand of $159mm as of 6/30/15

[1] Represents portfolio and capital structure pro forma as of March 31, 2015 for the completed dispositions of United Plaza (Philadelphia), 1650 Arch (Philadelphia) and Fifth Third Center (Cleveland), and contribution of 90% of Washington, D.C. assets (1325 G Street and Colorado Building) into a new joint venture subsequent to quarter end and pending disposition of Fifth Third Center (Columbus)

[2] Pro forma for a $275mm term loan swapped to fixed rate of 3.67% that was used to repay $150mm of mortgage debt on Bank of America Plaza in Charlotte and $125mm of mortgage debt on Terrace Office Park in Austin

[3] Equity value is based on outstanding shares (300.9mm) multiplied by disclosed NAV of $4.48 per share as of 4Q'14 (estimated per share value prior to the 1-for-6 reverse stock split effected on June 2)

[4] EBITDA reflects annualized EBITDA for properties owned at period end; pro forma as of March 31, 2015 for the completed dispositions of United Plaza (Philadelphia), 1650 Arch (Philadelphia) and Fifth Third Center (Cleveland), and contribution of 90% of Washington, D.C. assets (1325 G Street and Colorado Building) into a new joint venture subsequent to quarter end and pending disposition of Fifth Third Center (Columbus)

[5] Includes $159mm of cash and $66mm of availability under the revolving credit facility. See slide 47 for further detail

25

$600 500 400 300 from cash on hand 200 with cash on hand 100 0 2015 2016 2017 2018 2019 Thereafter interest rate 1 Represents portfolio and capital structure pro forma as of March 31, 2015 for the completed dispositions of United Plaza (Philadelphia), 1650 Arch (Philadelphia) and Fifth Third Center (Cleveland), and contribution of 90% of Washington, D.C. assets (1325 G Street and Colorado Building) into a new joint venture subsequent to quarter end and pending disposition of Fifth Third Center (Columbus) and an additional $275mm term loan swapped to fixed rate of 3.67% that was used to repay $150mm of mortgage debt on Bank of America Plaza in Charlotte and $125mm of mortgage debt on Terrace Office Park in Austin 2 Based on 2015-2016 weighted average interest rate from company filings; peers include BDN, CUZ, CXP, HIW, PDM, and PKY 26 Near-term maturities have an interest rate ~30 bps above our peers2 % of debt 4.6%17.9%13.3%0.2%24.1%39.9% 5.2%4.8%5.5%4.8%3.2%4.3% Wtd. avg. Mortgage debtSecured bank debt $415 $51mm addressed by refinancing, $111mm by asset sales and $24mm$250 275 $42mm to be repaid$186 $48 $138 140 $3 Well-Staggered Debt Maturity Profile ($mm)1

27 Experienced Management Team and Strong Corporate Governance

Proven 25-year track record of office investment and development in our target markets Significant public REIT experience including three successful office REIT IPOs Previous public REIT experience including Prentiss Properties, Brandywine, AIMCO, Crescent Real Estate, Maguire Properties and Hines 7 years experience repositioning and creating value within existing office portfolio 28 Scott W. Fordham Chief Executive Officer and President 24 years real estate experience with 20 years public company experience Dallas E. Lucas Chief Financial Officer and Treasurer 30 years real estate experience with 25 years public company experience William J. Reister Chief Investment Officer and Executive Vice President 29 years real estate experience with 20 years public company experience Telisa Webb Schelin Chief Legal Officer, Executive Vice President and Secretary 10 years real estate experience with 18 years public company experience James E. Sharp Chief Accounting Officer and Executive Vice President 19 years real estate experience with 16 years public company experience R. Heath Johnson Managing Director – Asset Management 15 years real estate experience with 8 years public company experience Experienced Management Team

Non-executive Chairman 5 out of 8 board members are independent Non-staggered board SEC reporting company since 2002 Internalized executive and asset management since September 2012 29 G. Ronald Witten Independent Director President of Witten Advisors, LLC Steven W. Partridge Independent Director Chief Financial Officer of International Capital LLC Thomas M. Herzog Independent Director Chief Financial Officer of UDR, Inc. Charles G. Dannis Independent Director Sr. Managing Director of National Valuation Consultants, Inc. Richard I. Gilchrist Chairman of the Board and Independent Director Senior Advisor of The Irvine Company Director of Ventas, Inc. and Spirit Realty Capital, Inc. Independent directors Strong Corporate Governance

30 Investment Summary

Capture significant NOI and NAV growth potential through leasing Prior leasing successes include: Increased occupancy at 250 Pratt (Baltimore) and 1650 Arch (Philadelphia) from sub 70% to 95%+ and recently monetized value through sale Increased occupancy at the Terrace Office Park (Austin) from mid 60% to 92%+ significantly increasing long-term cash flow Retenanted 100% of 5104 Eisenhower (Tampa) with Fortune 500 company three months after building was vacated by non-credit tenant Acquire new properties in our target markets accretive to long-term cash flow growth and net asset value Prior investment successes include: Acquisition of 5950 Sherry Lane (Dallas) in December 2014 Acquisition of Austin CBD development site in June 2015 Acquisition of the Legacy Town Center (Dallas) development site in June 2015 Capitalize on approximately $300 million pipeline of future development targeting ~8.0% to 9.0% yield on cost Prior development successes include: Two BriarLake Plaza (Houston) completed August 2014 at projected stabilized yield on cost of 8.3% Three Eldridge (Houston) completed in 2009 at stabilized yield on cost of 9.1% Proactively manage capital structure to create competitive cost of capital Prior capital successes include: Completed two bank term loans aggregating $525 million, extending maturities over 6 years and reducing weighted-average interest rate by approximately 130 basis points Reduced short-term debt maturities from $1.2 billion to $0.2 billion since 2014 Executed two forward starting interest rate swaps in 2014/2015 with an average rate of approximately 20 basis points below current prevailing rates 31 Uniquely Positioned to Create Value For Our Shareholders

32 Experienced management team and strong corporate governance Flexible balance sheet evolving toward investment grade rating Capital redistribution into significant pipeline of accretive investment opportunities Approximately 39% NOI growth potential with existing assets through 2017 Focused and disciplined investment strategy 10.4mm square feet of Class A office properties in highly attractive submarkets Investment Highlights Why Invest With TIER REIT

33 NAV building blocks and select detail Proven execution Value creation opportunities Supplemental material Appendix

34 Value Creation Opportunities

2014 LEED Silver construction 149,000 sq. ft. of new and 35 Opportunity to add over $22.6mm of NOI Market Chicago – CBD Fort Worth – CBD Houston – Westchase Occupancy / Economic Occupancy (%) 68% / 54% 81% / 73% 56% / 32% Current Cash NOI ($mm) (1Q’15 annualized) $6.4 $9.3 ($0.3) Stabilized Cash NOI ($mm) $16.3 $13.5 $8.2 Target Stabilization Date 2017 2017 2016 Select Highlights Completed $10mm innovative new amenity center in June 2015 Recent $5mm lobby renovation completed 63,000 sq. ft. of new and expansion leases completed over last 4 quarters BOMA 2014 International Building of the Year Fort Worth Trailblazer sustainability award expansion leases completed over last 4 quarters First “smart building” developed in Houston Commands highest rents in market Two BriarLake Burnett Plaza FOUR40 High-Quality Opportunities to Create Value

lease with 11 months of Free rent period ends 36 1 Represents 2Q’15 annualized for Buena Vista due to renewal of Disney Lease commencing in April 2015 Market Dallas – Preston Center Nashville – MetroCenter Tampa – Westshore Los Angeles – Burbank Occupancy / Economic Occupancy (%) 85% / 64% 91% / 88% 100% / 57% 100% / 0% Current Cash NOI ($mm) (1Q’15 annualized) $2.0 $2.3 $0.8 ($1.0)1 Stabilized Cash NOI ($mm) $4.1 $3.0 $2.3 $3.1 Target Stabilization Date 2016 2017 2016 2017 Select Highlights Premier Preston Center submarket Purchased below replacement cost 15-year lease to the State of Tennessee for 100,000 square feet with 6 months staggered free rent High-grade government tenant Long-term lease with Bristol-Myers, with potential to develop on adjacent land Free rent period expires in July 2015 Substantially leased to Disney under new 11-year free rent March 2016 Opportunity to add over $8.4mm of NOI MetroCenter 5950 Sherry Lane Buena Vista 5104 Eisenhower High-Quality Opportunities to Create Value (cont’d)

TIER REIT

Value Creation – FOUR40







Background

- 40-story, 1.0mm square foot office tower located in Chicago's Central Loop CBD submarket – anchor of the city's financial district
- Building amenities include 45,000 square foot landscaped outdoor plaza, 325-space underground parking garage, state-of-the-art fitness facility and a 21 room boutique hotel
- The top floor is home to the award-winning French restaurant, Everest

Redevelopment outlook

- Invested capital of ~$15mm to renovate lobby, construct balcony and build new innovative tenant amenity center
- Subject to market conditions, projecting to lease ~175,000 square feet over the next 18-24 months
- Significant NOI growth of 250% projected by 2017



FOUR40
440 S LASALLE

37

40-story, 1.02mm square foot iconic office tower located in the Fort Worth CBD 2014 BOMA International Building of the Year LEED Gold and Energy Star® certification Located adjacent to two-acre urban park designed by renowned landscape architect Peter Walker Plans to invest $2.5mm in common area upgrades including lobby renovation Approximate 200,000 square feet of currently vacant space projected to lease up over next 24 months Adjacent 1.4 acre parcel which offers opportunity to develop 300,000 square foot mixed-use property including 850 new covered parking spaces City-sponsored transformational redevelopment of Lancaster Corridor area with plans for over 500 residential units and new retail space in the south end of the CBD 38 Growth opportunities Background Value Creation – Burnett Plaza buildings 39 Market Tampa Louisville Austin Dallas Acres 5.2 6.1 0.8 4.0 Approximate Net Rentable Sq. Ft. (000s) 90 350 311 570 Month of Acquisition December 2007 December 2007 June 2015 June 2015 Cost Basis ($mm) $1.5 $13.8 $8.5 $6.2 Comments Build-to-suit opportunity for 90,000 sq. ft. additional space for credit tenant Planned redevelopment of retail strip center as part of the Hurstbourne Business Center Planned 13-story office building above a 12-level parking garage Zoning allows for construction of two office Austin CBD Legacy Town Center 5104 Eisenhower Hurstbourne Plaza Land Development Opportunities

40 Proven Execution

TIER REIT

Acquisition Success

- **5950 Sherry Lane**, a 196,933 square foot property, acquired in an off-market transaction in December 2014 for $62.6 million
- **Located in the Preston Center submarket**
  - Consistent low vacancy and high rental rates
  - Attracts high-quality credit tenants
  - In place rents ~18% below market
- **Increased Dallas / Fort Worth to 6% of portfolio**
  - Demonstrates commitment to repositioning portfolio in high growth target markets
- **Relationship-sourced off-market transaction**
  - Exhibits ability to capitalize on market expertise and management relationships
  - Redeployed sale proceeds into trophy building below replacement cost


12
Preston Center
Inwood Rd
Dallas North Tollway
Lemmon Ave
W Lovers Ln
Dallas Love Field Airport
Inwood Rd
Preston Rd
University Park
Hillcrest Ave
E Lovers Ln
Highland Park
SMU

Note: Dark gray shading indicates Preston Center


5950 Sherry Lane
Dallas, TX

41

Two BriarLake Plaza, a 332,597 square foot building Two BriarLake Plaza Houston, TX Acquired land in December 2009 Commenced construction in September 2012 Increased Westchase portfolio to over 835,000 square feet Located in Houston’s Westchase District Situated along the Sam Houston Parkway between Interstate 10 and Westpark Tollway Portfolio commands highest rent in the market Projected stabilized cash yield of 8.3% Projected stabilized NOI of $8.2mm Total project cost of $98.6mm 68% leased, projected stabilization in 2016 Energy Corridor 90 10 Park George Bush 69 288 Mission 610 42 Bear Creek610 Pioneers Park8 10109010 6Memorial45 Park /610Houston Eldridge Westchase869 59 Bend6 Development Success

TIER REIT

Asset Management / Leasing Success



5104 Eisenhower
Tampa, FL

- October 2013, non-credit tenant vacated entirety of the building
- December 2013, leased 57% to Bristol-Myers with option to expand
- August 2014, Bristol-Myers leased balance of building
- Evaluating development options on adjacent owned land



1650 Arch Street
Philadelphia, PA

- Purchased $42.5M note for $31.5M in February 2010
- 170,000 SF tenant vacated in March 2009, reducing occupancy to 69%
- Invested $8.4M in upgrades
- Executed 204,000 SF of new leases and 317,000 SF of renewals to reach 95% occupancy
- Sold property as part of two property portfolio for $200mm in 2Q15



200 South Wacker
Chicago, IL

- Occupancy dropped to 69% in January 2010
- Retained a 10% interest, two-tier promote and property management
- Leased 250,000 SF in 18 months achieving 95% occupancy
- Sold in December 2013 for $215M or $270/SF achieving 100%+ IRR



250 West Pratt
Baltimore, MD

- August 2014, occupancy decreased to 68%
- December 2014, completed 116,000 sq. ft. of new leases, increasing occupancy to 95%
- March 2015, property was sold for $65.5 million, resulting in an $8.6 million gain



Terrace Office Park
Austin, TX

- August 2012, a 200,000 sq. ft. tenant vacated to build-to-suit, reducing occupancy to 65%
- Subsequently completed 166,000 sq. ft. of leasing, increasing occupancy to 92%
- Rental rates during re-leasing increased 30%, from $20/sq. ft. NNN to $26/sq. ft. NNN



Loop Central
Houston, TX

- August 2012, a 199,000 sq. ft. tenant vacated due to M&A activity, reducing occupancy to 63%
- Subsequently invested $900,000 in various property upgrades
- Successfully increased occupancy to 93%

TIER REIT increased year-over-year occupancy by 320 basis points to 88.4% at 3/31/15

43

44 NAV Building Blocks

TIER REIT

NAV Building Blocks

($mm, except per share data)	Key assumptions	Reference / additional detail
Cash NOI from operating portfolio[1,2,3,4]	$105.7	▪ Includes 1Q'15 annualized cash NOI for stabilized wholly-owned operating assets, 1Q'15 annualized cash NOI from unconsolidated real estate and property management fee income ▪ See slide 8 and 21 for further portfolio detail
Value of non-stabilized portfolio[5]	532.8	▪ Includes Two BriarLake, Hurstbourne Plaza, FOUR40, Burnett Plaza, 5104 Eisenhower, 1325 G Street and Colorado Building ▪ See slide 35, 36, 39 and 42 for further portfolio detail
5950 Sherry Lane acquisition price	62.6	▪ Acquired in an off-market transaction in December 2014 for $318 per square foot and an implied 6.5% stabilized yield ▪ See slide 41 for further detail
Other tangible assets[6]	216.0	▪ Includes cash, restricted cash, accounts receivable, prepaid expenses and ownership share of other tangible assets in unconsolidated joint ventures
Other liabilities[7]	97.3	▪ Includes other liabilities and ownership share of other liabilities in unconsolidated joint ventures
Debt[8]	1,039.2	▪ Includes $60mm of ownership share of unconsolidated JV debt ▪ See slide 26 for further detail
Diluted shares outstanding	50.0	▪ Diluted shares outstanding are post 1-for-6 reverse stock split completed on 6/2/15

Note: Pro forma as of March 31, 2015 for the completed dispositions of United Plaza (Philadelphia), 1650 Arch (Philadelphia) and Fifth Third Center (Cleveland), and contribution of 90% of Washington, D.C. assets (1325 G Street and Colorado Building) into a new joint venture subsequent to quarter end and pending disposition of Fifth Third Center (Columbus)

1 Includes: $322.0mm of revenue less $15.9mm of GAAP rent adjustments less $2.2mm of lease termination fees less $166.7mm of property operating expenses plus $0.2mm of costs attributable to tenant improvement demolition less $26.9mm of adjusted cash NOI from properties sold during 1Q'15 less $20.4mm of adjusted cash NOI from non-stabilized properties plus $8.4mm of 1Q'15 annualized cash NOI from unconsolidated real estate joint ventures plus $7.1mm of property management fee income

2 Includes adjusted cash NOI of Plaza at MetroCenter and Buena Vista Plaza, which are currently stabilized but are expected to become economically non-stabilized in 2015 due to large renewals with associated rent abatements

3 Includes 1Q'15 annualized cash NOI at ownership share for Wanamaker (60%), 1325 G Street (10%), Colorado Building (10%) and Paces West (10%)

4 Includes 1Q'15 annualized property management fee income. The property management platform was fully internalized in 2Q'15

5 Based on estimated asset value established with third party valuation firm as of 4Q'14

6 Other tangible assets include: $159.0mm of cash, $32.8mm of restricted cash, $8.7mm of accounts receivable, $7.2mm of prepaid expenses and $8.3mm of ownership share of other tangible assets in unconsolidated joint ventures

7 Other liabilities include: $94.9mm of other liabilities and $2.4mm of ownership share of other liabilities in unconsolidated joint ventures

8 Debt includes: $454.2mm of notes payable, $525.0mm of secured term loans and $60.0mm of ownership share of unconsolidated debt

45

Note: Pro forma as of March 31, 2015 for the completed dispositions of United Plaza (Philadelphia), 1650 Arch (Philadelphia) and Fifth Third Center (Cleveland), and contribution of 90% of Washington, D.C. assets (1325 G Street and Colorado Building) into a new joint venture subsequent to quarter end and pending disposition of Fifth Third Center (Columbus) 1 Expected growth rate represents 2017E cash NOI divided by the sum of 2014 cash NOI 46 Category No. of assets Square feet Ann. 1Q’15 gross rental revenue ($mm) Ann. 1Q’15 adjusted cash NOI ($mm) Expected NOI growth (’14-’17)1 Targeted growth markets 9 4.0 $110.9 $63.7 26.5% Other institutional markets 2 0.2 5.7 4.1 (6.5%) Short-term value creation markets 7 1.0 17.6 8.8 27.7% Non-strategic markets 6 2.5 53.6 29.1 10.4% Stabilized portfolio 24 7.7 $187.8 $105.7 20.3% Non-stabilized portfolio 7 2.7 63.0 20.4 133.7% Total portfolio 31 10.4 $250.9 $126.1 38.9% NOI detail NAV Building Blocks (cont’d)

TIER REIT

Reconciliation

Portfolio detail

	No. of properties	Sq. Ft.	Ann. 1Q'15 adj. cash NOI	Debt	Cash	Line availability
At 3/31/15	35	12.8	$152.4	$1,281.2	$5.8	$180.3
Less: 1Q NOI at sold properties[1]	-	-	(2.8)	-	-	-
Less: United Plaza	1	(0.6)	(8.0)	-	114.6	-
Less: 1650 Arch	1	(0.6)	(3.6)	-	76.4	(44.3)
Less: Fifth Third Center (Cleveland)	1	(0.5)	(4.0)	(49.4)	2.5	-
Less: Fifth Third Center (Columbus)	1	(0.3)	(2.5)	(47.1)	-	-
Less: 1325 G (90%)	-	(0.3)	(3.6)	(100.0)	45.1	-
Less: Colorado Building (90%)	-	(0.1)	(1.8)	-	22.6	(24.5)
Less: Net financing & operations[2]	-	-	-	(45.5)	(108.0)	(45.8)
At pro forma 3/31/15	31	10.4	$126.1	$1,039.2	$159.0	$65.7[3]

Note: Pro forma as of March 31, 2015 for the completed dispositions of United Plaza (Philadelphia), 1650 Arch (Philadelphia) and Fifth Third Center (Cleveland), and contribution of 90% of Washington, D.C. assets (1325 G Street and Colorado Building) into a new joint venture subsequent to quarter end and pending disposition of Fifth Third Center (Columbus)

[1] Adjusted cash NOI of properties sold during 1Q'15

[2] Debt represents repayment of Buena Vista ($20.6mm), Lawson Commons ($53.6mm), Terrace Office Park ($125.3mm), and Bank of America Plaza ($150.0mm), which are offset by a net increase in the credit facility draw of $304mm; cash represents $45.5mm of cash used to repay debt plus $62.5mm of transactional and operational costs during the period; line availability represents the net effect of adding Terrace Office Park and Bank of America Plaza to the credit facility collateral pool after using a new $275mm term loan to repay existing debt on both assets

[3] Availability under the revolving credit facility is expected to increase as the Company plans to include additional owned assets in the collateral pool

47

TIER REIT

Reconciliation (cont'd)

Pro forma portfolio breakdown by market

Targeted growth

Asset	Market	SF ('000s)
Paces West[1]	Atlanta	65
Terrace Office Park	Austin	619
Bank of America Plaza	Charlotte	891
Centreport Office Center	Dallas / Fort Worth	133
Loop Central	Houston	575
One & Two Eldridge	Houston	519
One BriarLake Plaza	Houston	502
Three Eldridge	Houston	306
Plaza at MetroCenter	Nashville	361
Subtotal: Stabilized		**3,971**
Burnett Plaza	Dallas / Fort Worth	1,025
5950 Sherry Lane	Dallas / Fort Worth	197
Two BriarLake Plaza	Houston	333
Subtotal: Non-stabilized		**1,555**
Total		**5,526**

Short-term value creation

Asset	Market	SF ('000s)
Forum Office Park	Louisville	328
Hurstbourne Place	Louisville	235
One Oxmoor Place	Louisville	135
Hurstbourne Park	Louisville	104
Steeplechase	Louisville	77
Lakeview	Louisville	76
Hunnington	Louisville	62
Subtotal: Stabilized		**1,017**
5104 Eisenhower	Tampa	130
Subtotal: Non-stabilized		**130**
Total		**1,147**

Other institutional

Asset	Market	SF ('000s)
Buena Vista Plaza	Los Angeles	115
801 Thompson	Washington, D.C.	51
Subtotal: Stabilized		**166**
1325 G Street[1]	Washington, D.C.	31
Colorado Building[1]	Washington, D.C.	13
Subtotal: Non-stabilized		**44**
Total		**210**

Non-strategic

Asset	Market	SF ('000s)
500 East Pratt	Baltimore	280
Wanamaker Building[2]	Philadelphia	834
Three Parkway	Philadelphia	561
Woodcrest Corporate Center	Cherry Hill, NJ	333
111 Woodcrest Road	Cherry Hill, NJ	53
Lawson Commons	St. Paul	436
Subtotal: Stabilized		**2,497**
FOUR40	Chicago	1,034
Subtotal: Non-stabilized		**1,034**
Total		**3,531**

Note: Pro forma as of March 31, 2015 for the completed dispositions of United Plaza (Philadelphia), 1650 Arch (Philadelphia) and Fifth Third Center (Cleveland), and contribution of 90% of Washington, D.C. assets (1325 G Street and Colorado Building) into a new joint venture subsequent to quarter end and pending disposition of Fifth Third Center (Columbus)

[1] Square footage represents pro rata ownership of 10%

[2] Square footage represents pro rata ownership of 60%

48